Exhibit 10.2

Standstill Agreement

(Stillhaltevereinbarung)

This Standstill Agreement (Stillhaltevereinbarung) ("Agreement") is made on 19 February 2009 between

1.	Sunrise München-Thalkirchen Senior Living GmbH & Co. KG, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Königstein im Taunus under HRA 3038, Frankfurter Str. 1, 61476 Kronberg im Taunus, represented by its sole general partner, PSRZ (Germany) General Partner GmbH, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Königstein im Taunus under HRB 6199, Frankfurter Str. 1, 61476 Kronberg im Taunus

– "PropCo" –

2.	Sunrise München-Thalkirchen GmbH, registered with the commercial register at the local court of Königstein im Taunus under HRB 6614, Frankfurter Str. 1, 61476 Kronberg im Taunus

– "OpCo" –

3.	Sunrise Senior Living Inc., 7902 Westpark Drive, McLean, VA 22102, U.S.A.

– "Guarantor" –

4.	Natixis, London Branch, Cannon Bridge House, 25 Dowgate Hill, London EC4R 2YA, United Kingdom

in its capacity as agent under the Loan Agreements (as defined below) also for and on behalf of the other Finance Parties

– "Agent" –

PropCo, OpCo, the Guarantor and the Agent are hereinafter collectively referred to as the "Parties" and each a "Party"

The Parties hereby agree as follows:

PREAMBLE:

(A)	OpCo and the Agent are parties to a loan agreement dated 24 March 2006 (the "OpCo Loan Agreement") under which, inter alia, the Lender (as defined in the OpCo Loan Agreement) has made available to OpCo the Facilities (as defined in the OpCo Loan Agreement);

(B)	PropCo and the Agent are parties to a loan agreement dated 24 March 2006 (the "PropCo Loan Agreement" and collectively with the OpCo Loan Agreement, the "Loan Agreements") under which, inter alia, the Lender (as defined in the PropCo Loan Agreement) has made available to PropCo the Facilities (as defined in the PropCo Loan Agreement);

(C)	The Guarantor and the Agent are parties to (i) a funding obligation agreement dated 5 October 2006 with PropCo (the "PropCo Funding Obligation") and (ii) a funding obligation agreement dated 5 October 2006 with OpCo (the "OpCo Funding Obligation" and collectively with the PropCo Funding Obligation, the "Funding Obligations"). Under the Funding Obligations, the Guarantor has agreed, subject to the terms set out therein, to pay to the Agent (on behalf of itself as well as of the Finance Parties) amounts equal to the Cash Flow Deficit (as defined in the Funding Obligations) of OpCo or PropCo, as the case may be;

(D)	The Loan Agreements contain certain financial covenants, inter alia, not to exceed the LTV Threshold. Per Clause 6.3.1.3 of the Loan Agreements, if the LTV Threshold is exceeded, the respective Borrower has to, within 14 days after notification by the Agent, provide the Agent with (or procure the provision of) additional security of a nature as further set out in the Loan Agreements, or, if proposals of such security are not made within time, is deemed to have elected for prepayment of a portion of the Loans to an extent that the Loans are reduced to a sum not exceeding the LTV Threshold;

(E)	Per letter dated 22 January 2009, the Agent informed PropCo, OpCo and the Guarantor that per a valuation by Atrisreal Limited, the Loan-To-Value Ratio was 119.8%, and asked the Borrowers to comply with the procedures set out in the Loan Agreements;

(F)	Per letter dated 4 February 2009 from PropCo and OpCo to the Agent, PropCo and OpCo reserved their rights to challenge the valuation on the basis of which the breach of the LTV Threshold had been claimed;

(G)	Per letters dated 5 February 2009, the Agent informed PropCo and OpCo that it had not received any proposals from the Borrowers, that they were deemed to have elected for prepayment and requested payment thereof, and informed the Guarantor that a cash flow deficit of EUR 8,076,878 existed which the Guarantor had to pay under the Funding Obligations;

(H)	Per letter dated 12 February 2009, the Agent served a demand on the Guarantor for payment of an amount equal to the cash flow deficit of EUR 8,076,878 pursuant to the Funding Obligations;

(I)	It is contemplated that the Parties have entered, or will enter, into a pre-negotiation and standstill agreement (the “US Standstill Agreement”) dated on or about the date hereof with respect to Guarantor’s obligations under the Funding Obligations;

(J)	The following payments have become due or will, during the term of this Agreement, become due and payable pursuant to the terms of the Loan Agreements:

EUR 56,981.28 (interest and principal) under the OpCo Loan Agreement	Due date: 29 January 2009

EUR 347,522.91 (interest and principal) under the PropCo Loan Agreement	Due date: 29 January 2009

Interest under the Loan Agreements	Due date: 27 February 2009

Interest under the Loan Agreements	Due date: 31 March 2009

These payments are hereinafter collectively referred to as the "Claims".

(K)	The Parties are currently in discussions in connection with the Loan Agreements.

(L)	OpCo, PropCo and the Guarantor intend to sell the Munich business.

(M)	As the Parties intend to continue their discussions in good faith, and to avoid any doubts as to the current non-existence of an obligation of the managing directors (Geschäftsführer) of the general partner of PropCo and OpCo as to their duty to file for commencement of insolvency proceedings, it is the Parties' intention to enter into this Agreement.

The Parties agree as follows:

1.	Definitions and interpretation

Capitalized terms used herein shall, unless defined otherwise herein, have the same meaning as in the Loan Agreements.

2.	Standstill Agreement

Until expiration of this Agreement in accordance with clause 3 below, the Agent agrees (on behalf of itself as well as of the Finance Parties):

	(a)	not to enforce (durchsetzen)

(i) its claims for prepayment of the Loans based on Clause 6.3.1.3 of the Loan Agreements; and/or

(ii) its Claims

(or any portion thereof) either by filing of legal proceedings of any kind, or by realization of any security subject to German law granted under or in connection with the Loan Agreements (for the avoidance of doubt, the Funding Obligations shall not be affected by this Agreement), and that any prepayment obligation (with the exception of any obligation under the Funding Obligations which are subject to the US Standstill Agreement) and the payment of the Claims shall be stayed (gestundet) from the date of this Agreement and during the term of this Agreement;

	(b)	not to accelerate (kündigen) the Loan Agreements (or any portion thereof) based on

(i) a breach of the LTV Threshold which has arisen, or might potentially arise, due to the facts and circumstances described in Preamble (D) herein or in connection therewith; and/or

(ii) an Event of Default which has arisen, or might potentially arise due to non-payment or delayed payment of the Claims;

and/or

	(c)	not to demand that additional security is provided, other than the provision of additional security as required pursuant to Clause 6.3.1.3 of the Loan Agreements which is currently subject of the Parties’ negotiations.

3.	Term

This Agreement shall remain effective until the earlier of:

	(a)	the Parties having definitely aborted their negotiations and this has been confirmed by the relevant other Party/Parties in writing, such confirmation not to be unreasonably withheld. The Parties, as of the date of this Agreement, consider it more likely than not (überwiegend wahrscheinlich) that a solution can be reached which will enable OpCo and PropCo to continue to trade as a going concern (Fortführung des Geschäftsbetriebs);

	(b)	the acceleration of the Loan Agreements based on an Event of Default (other than a breach of the LTV Threshold or the non-payment or delayed payment of the Claims);

(c) the application for the opening of insolvency proceedings or the commencement of insolvency proceedings (Eröffnung des Insolvenzverfahrens) with respect to OpCo or PropCo or the Guarantor;

(d) the termination of the US Standstill Agreement (including by way of an early termination); or

(e) 31 March 2009.

For the avoidance of doubt, the Agent shall have the right to exercise all rights and remedies available to the Agent (on behalf of itself as well as of the Finance Parties) under the Loan Agreements upon expiration of this Agreement.

4.	No waiver of rights or defenses

Nothing in this Agreement shall, to the extent not expressed herein, constitute a waiver, amendment or termination of any agreement between the Parties or of the rights, remedies or defenses any Party has against another Party and the Parties confirm that the Loan Agreements and any security granted in connection therewith remain in full force and effect to the extent they have been in full force and effect would it not have been for this Agreement.

5.	Confirmations

OpCo and PropCo confirm that

(a) subject to the execution of this Agreement, neither OpCo nor PropCo is overindebted (überschuldet) or illiquid (zahlungsunfähig) for the purpose of Sections 17 – 19 of the German Insolvency Code (Insolvenzordnung);

(b) the execution of this Agreement does not impair other creditors of PropCo or OpCo; and

to the best of their knowledge, it is not anticipated that during the term of this Agreement the financial situation of OpCo and PropCo will deteriorate leading to any of the effects described in (a) and (b) of this clause.

6.	Covenants

(a) OpCo and PropCo shall

(i) observe and perform all their respective obligations under the Loan Agreements;

	(ii)	provide the Agent with such information about the financial status and condition of the Borrowers as the Agent may reasonably request from time to time. Each Borrower authorizes and allows the Agent and its representatives, upon reasonable notice and at any reasonable time during normal business hours, to examine, at its own cost and expense, Borrower's financial books and records and all other records relating or pertaining to the operation of the Property, and the Agent shall be permitted, at its own cost and expense, to photocopy any such books and records; and

	(iii)	not take legal proceedings or actions against the Agent during the term of this Agreement.

(b)	In relation to the sale of the Munich business

	(i)	OpCo and PropCo undertake to, without undue delay, search, select, present and – subject to the Agent’s approval - mandate a broker and advisor respectively for such sale;

	(ii)	OpCo, PropCo and the Guarantor undertake to provide for any information requested during such sale procedure, in particular by the mandated broker / advisor for distribution to any potential interested parties in order to enable a due diligence (to the extent required and in accordance with the sale procedure and permitted by law);

	(iii)	OpCo, PropCo and the Guarantor undertake to fully cooperate with the broker / advisor and any other relevant party (to the extent required) during such sale procedure while maintaining and keeping up the Munich business during the term of this Agreement; and

	(iv)	OpCo and PropCo undertake to carry out any other actions/declarations and measures as reasonably necessary to facilitate such sale, in any event in their best corporate interest.

For the avoidance of doubt, any sale of the Munich business - irrespective of an asset or a share deal - requires the prior written consent of the Agent.

(c)	Notwithstanding any other provision of this Agreement or any claim of Guarantor, OpCo, PropCo or any other person to the contrary, the Financing Documents and the other documents entered into in connection therewith (including, without limitation, Section 2.1 of the Funding Obligations) are and remain in full force and effect, unmodified, and shall remain in full force and effect, unmodified, unless and until amended or modified by (and only to the extent provided in) a written agreement executed and delivered hereafter in accordance with the provisions of this Agreement.

7.	Miscellaneous

	(a)	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the Parties.

	(b)	Changes and amendments to this Agreement including this clause 7 shall be made in writing.

	(c)	This Agreement is governed by the laws of the Federal Republic of Germany.

	(d)	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the district court (Landgericht) in Frankfurt am Main. The Agent however, shall also be entitled to take action against any of the other Parties in any other court of competent jurisdiction.

	(e)	All duly evidenced costs, charges, fees and expenses triggered by this Agreement or incurred in connection with its preparation, translation, execution or amendment (in each case including duly evidenced fees for legal advisers) shall be paid jointly and severally by OpCo, PropCo and the Guarantor.

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Sunrise München-Thalkirchen Senior Living GmbH & Co. KG

by its general partner PSRZ (Germany) General Partner GmbH

/s/ Richard Nadeau
Name:	Richard Nadeau
Title:	Geschäftsführer

Sunrise München-Thalkirchen GmbH

/s/ Paul Milstein
Name:	Paul Milstein
Title:	Prokurist

Sunrise Senior Living Inc.

/s/ Richard Nadeau
Name:	Richard Nadeau
Title:	Chief Financial Officer

Natixis, London Branch

in its capacity as Agent under the Loan Agreements (on behalf of itself as well as of the Finance Parties)

/s/ David Newby		/s/ Grégoire Hennekinne
Name:	David Newby	Name:	Grégoire Hennekinne
Title:	Head of UK Real Estate Finance &	Title:	Director, Real Estate Finance
European CMBS